Exhibit 99.1

     Southwest Water Company Reports Second Quarter 2006 Results

    LOS ANGELES--(BUSINESS WIRE)--Aug. 9, 2006--Southwest Water Company (NASDAQ:SWWC) today reported financial results for the second quarter ended June 30, 2006. For the 2006 second quarter, revenues increased to $55.4 million from $51.3 million in the second quarter of 2005. Income from continuing operations was $1.8 million compared with $3.0 million in the second quarter of 2005. The decline in income from continuing operations was primarily due to one-time costs of $0.7 million for executive relocation and $0.7 million for impairment of goodwill and, to a lesser degree, reduced consumption at the company's California utility and increased operating costs. Increased costs were partially offset by a $1.4 million decrease in expenses due to a California Public Utilities Commission decision which allows the use of a balancing account for costs that are recoverable. Net income was $1.8 million, or $0.08 per diluted share, compared with a net loss of ($1.7) million, or ($0.08) per share, in the second quarter 2005, which included a loss on discontinued operations of ($4.8) million, or ($0.22) per share, due to the sale of a subsidiary in 2005. Weighted average diluted shares outstanding for the quarter increased 10% to
23.5 million.
    "Revenues from our Services Group were better than expected while revenues from our Utility Group were impacted by the unseasonably wet, cool temperatures in southern California during the first two months of the quarter. This, combined with rising costs for chemicals and petroleum across the country, caused our operational results to be less robust than we are accustomed to for this time of year," said Mark A. Swatek, Southwest Water chief executive officer and chairman. "In addition, we experienced one time costs associated with the change in leadership and re-assessment of some of our business units."
    "Southwest Water is a company with a solid foundation," continued Swatek. "We are committed to growing our bottom line and we have begun the process of reviewing each subsidiary and putting plans in place designed to make them more profitable. This will mean that some divisions will see an increase in resources allocated to them while others may be scaled back, as demonstrated this quarter by our write-down in goodwill. In light of our year to date results and the one time costs we have absorbed, we believe our full year net income will be at the low end of our previous guidance of 10% to 15% growth over 2005 income from continuing operations. We continue to be comfortable with the remainder of our stated guidance for full year 2006."
    Operating income was $5.0 million, down from $6.5 million in the second quarter of 2005, primarily due to increased SG&A and the previously mentioned impairment of goodwill. SG&A expenses were $9.2 million, representing 16.6% of revenues, versus $7.4 million in the second quarter 2005, or 14.5% of revenues. The increase in SG&A was primarily due to an increase in salaries and wages to support business growth and the nonrecurring charge for executive relocation assistance.
    Total company funded capital expenditures were $9.1 million in the second quarter, representing on-going investment in the company's utility rate base. The company intends to continue to invest in infrastructure with company funded capital expenditures expected to be approximately $30 million for full year 2006.

    Division Results

    In the Utility Group, revenues were $20.8 million, up from $20.3 million in the second quarter of 2005, primarily due to the acquisition of an Alabama wastewater treatment facility in the third quarter of 2005 and increased connections in Texas and New Mexico, partially offset by decreased consumption in California due to cooler temperatures and higher rainfall versus the comparable period. Operating income increased to $8.4 million compared with $7.7 million in the second quarter 2005, primarily due to a $1.4 million decrease in expenses as a result of the California Public Utilities Commission's decision, partially offset by increased operating costs in California and Texas.
    In the Services Group, revenues were $34.6 million, up from $31.0 million in the second quarter of 2005, primarily due to increased contract operations, maintenance and construction work. Operating income in the Services Group was $0.6 million, down from $1.7 million in the second quarter 2005, primarily due to the goodwill impairment, an increase in staffing to support the additional work and increased fuel and fleet operating expenses.

    Six Month Results

    For the six months ended June 30, 2006, revenues were $106.2 million compared to $96.5 million for the same period in 2005. Operating income was flat at $8.0 million for both periods. Income from continuing operations was $2.5 million compared to $2.9 million in 2005. Net income was $2.6 million versus a loss of $2.0 million in 2005.

    Conference Call

    The company will provide more detail regarding its second quarter results in a conference call and Web cast to be held today, August 9, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's website at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's website. A telephonic replay will also be available beginning at 7:30 p.m. Eastern (4:30 p.m. Pacific) until midnight August 16, 2006 at 888-286-8010 (international callers 617-801-6888), passcode 20787708.
    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2005 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.


SOUTHWEST WATER COMPANY
SECOND QUARTER 2006 RESULTS

FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)


                                    Three Months       Six Months
                                        Ended             Ended
                                      June 30,           June 30,
                                   2006     2005      2006     2005
                                  -------- ------------------ --------

Operating revenues                $55,360  $51,282  $106,162  $96,513

Operating income                    4,960    6,490     7,977    7,975
Income from continuing operations   1,816    3,045     2,517    2,917
Discontinued operations                 -   (4,788)        -   (4,902)

Net income (loss)                   1,816   (1,743)    2,588   (1,985)

Earnings (loss) per common share:
 Diluted
   Continuing operations            $0.08    $0.14     $0.11    $0.14
   Net income                       $0.08   $(0.08)    $0.11   $(0.09)
Weighted average outstanding
common shares:
   Diluted                         23,451   21,276    23,338   21,142


NOTE: Per share amounts and weighted average outstanding common shares reflect a 5 percent stock dividend on January 1, 2006.


CONSOLIDATED BALANCE SHEET INFORMATION

                                                     June    December
                                                      30,       31,
                                                     2006      2005
                                                   -------------------

Current assets                                      $48,999   $47,746
Property, plant and equipment, net                  361,685   344,821
Total assets                                       $464,000  $444,725

Current liabilities                                 $41,765   $40,579
Long-term debt                                      122,490   117,603
Contributions in aid of construction                 99,747    94,660
Stockholders' equity                                152,430   145,253
Total liabilities and stockholders' equity         $464,000  $444,725

    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com